Exhibit 99.1
Cannae Holdings, Inc. Announces Fourth Quarter and Full Year 2022 Financial Results

~ Quarterly results call scheduled for 5:00pm ET ~

Las Vegas, February 22, 2023 -- Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the Company”) has released its fourth quarter and full year 2022 financial results by posting them to its website. Please visit the Cannae website at www.cannaeholdings.com to view the fourth quarter and full year 2022 financial results, which are included in its Letter to Shareholders.

Conference Call

As previously announced, Cannae will host a conference call, today, February 22, 2023 at 5:00pm (Eastern Time), to discuss its fourth quarter 2022 results. The conference call can be accessed by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international) and asking for the Cannae Holdings Fourth Quarter and Full Year 2022 Financial Results Call. A telephonic replay will be available at the conclusion of the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13735522. The telephonic replay will be available until 11:59 pm (Eastern Time) on March 1, 2023.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.cannaeholdings.com. The online replay will remain available for a limited time beginning immediately following the call.

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. Cannae’s current interests include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), in which Cannae holds 79 Million shares or 18% interest, and Alight, Inc. (NYSE: ALIT), in which Cannae owns 52.5 Million shares representing a 10% interest. Cannae also holds approximately 5 Million shares, or 3%, of Ceridian HCM Holdings, Inc. (NYSE: CDAY), 27 Million shares, or 24%, of System1, Inc. (NYSE: SST), and 3.4 Million shares, or 6% of Paysafe (NYSE: PSFE). Cannae’s other principal holdings include Sightline Payments, of which Cannae owns 32% and Black Knight Football & Entertainment, LP, of which Cannae owns 50.1%.

Contacts

Jamie Lillis, Managing Director
Solebury Strategic Communications
203-428-3223
jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.